EXHIBIT 24
POWER OF ATTORNEY
     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Ward his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-KSB, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ John R. Ward John R. Ward	Chairman, CEO and Director (Principal Executive Officer)	December 31, 2007

/s/ Benjamin Robins Benjamin Robins	Director	December 31, 2007